Exhibit 5.1
Mercer International, Inc..
Suite 2840
650 West Georgia Street
Vancouver, British Columbia
Canada V6B 4N8

Re:	Mercer International, Inc. — Registration Statement on Form S-4 of $300,000,000 of Senior Notes due 2017
Ladies and Gentlemen:
     In connection with the registration of $300,000,000 principal amount of 9.5% Senior Notes due 2017 (the “Senior Notes”) of Mercer International, Inc. (the “Company”) under the Securities Act of 1933 (the “Act”) to be issued pursuant to the Indenture dated as of November 17, 2010 between the Company and Wells Fargo Bank, N.A. as trustee (the “Trustee”) in exchange for certain outstanding debt obligations of the Company.
     Upon the basis of such examination, we advise you that, in our opinion, when (i) the registration statement on Form S-4 relating to the Senior Notes (the “Registration Statement”) has become effective under the Act, and (ii) the Senior Notes have been duly executed and authenticated in accordance with the Indenture, and issued and exchanged as contemplated by the Registration Statement, the Senior Notes will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, subject, as to enforcement, (a) to bankruptcy, insolvency, reorganization, arrangement, moratorium and other laws of general applicability relating to or affecting creditors’ rights, and (b) to general principles of equity (including without limitation standards of materiality, good faith, fair dealing and reasonableness), whether such enforceability is considered in a proceeding in equity or at law.
     This opinion is limited to the federal laws of the United States of America, the laws of the State of Washington and the laws of the State of New York, and we disclaim any opinion as to the laws of any other jurisdiction. We express no opinion as to the applicable choice of law rules that may affect the interpretation or enforcement of the Senior Notes. We further disclaim any opinion as to any statute, rule, regulation, ordinance, order or other promulgation of any regional or local governmental body or as to any related judicial or administrative opinion.
     We further advise you that:
A.	As noted, the enforceability of the Senior Notes is subject to the effect of general principles of equity. These principles include, without limitation, concepts of commercial reasonableness, materiality and good faith and fair dealing. As applied to the Senior Notes, these principles will require the parties thereto to act reasonably, in good faith and in a manner that is not arbitrary or capricious in the administration and enforcement of the Senior Notes and will preclude the parties thereto from invoking penalties for defaults that bear no reasonable relation to the damage suffered or that would otherwise work a forfeiture.

B.	The enforceability of the Senior Notes is subject to the effects of (i) Section 1-102 of the New York Uniform Commercial Code (the “New York UCC”), which provides that obligations of good faith, diligence, reasonableness and care prescribed by the New York UCC may not be disclaimed by agreement, although the parties may by agreement determine the standards by which the performance of such obligations is to be measured if those standards are not manifestly unreasonable, (ii) Section 1-203 of the New York UCC, which imposes an obligation of good faith in the performance or enforcement of a contract and (iii) legal principles under which a court may refuse to enforce, or may limit the enforcement of, a contract or any clause of a contract that a court finds as a matter of law to have been unconscionable at the time it was made.

C.	The effectiveness of indemnities, rights of contribution, exculpatory provisions, choice of venue provisions, waivers of jury trial and waivers of the benefits of statutory provisions may be limited on public policy grounds.

D.	Provisions of the Senior Notes requiring that waivers must be in writing may not be binding or enforceable if a non-executory oral agreement has been created modifying any such provision or an implied agreement by trade practice or course of conduct has given rise to a waiver.
     Also, we have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the Indenture has been, duly authorized, executed and delivered by the Trustee thereunder, that the Notes will conform to the specimens thereof examined by us and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the prospectus or any supplement thereto constituting a part of the Registration Statement.
     This opinion is rendered to you in connection with the filing of the Registration Statement and is solely for your benefit and the benefit of the purchasers of the Senior Notes. We disclaim any obligation to advise you of any change of law that occurs, or any facts of which we become aware, after the date of this opinion.
Very truly yours,
/s/ Davis Wright Tremaine LLP